                                                                  Exhibit 11


                   COMPUTATION OF EARNINGS PER ORDINARY SHARE
                   ------------------------------------------

                         AND ORDINARY SHARE EQUIVALENT
                         -----------------------------


                                                         Three Months Ended              Nine Months Ended
                                                             August 31,                      August 31,
                                                        1998            1997            1998            1997
                                                            (Unaudited)                     (Unaudited)
                                                        (U.S. dollars in thousands except per share amounts)
(A)     Earnings per ordinary share and ordinary
        share equivalent--basic:

        Weighted average ordinary shares and
        ordinary share equivalents outstanding          91,337          84,378          86,868          85,356
                                                       =======        ========        ========        ========

        Net income                                     $85,830        $206,560        $411,802        $526,258
                                                       =======        ========        ========        ========
        Earnings per ordinary share and ordinary
        share equivalent                               $  0.94        $   2.45        $   4.74        $   6.17
                                                       =======        ========        ========        ========
(B)     Earnings per ordinary share and ordinary
        share equivalent--assuming full dilution:

        Weighted average ordinary shares
        outstanding                                     92,287          84,085          86,714          85,177

        Average stock options outstanding (net of
        repurchased shares under the treasury
        stock method)                                    1,904           1,498           1,777           1,259
                                                       -------        --------        --------        --------

        Weighted average ordinary shares and
        ordinary share equivalents outstanding          94,191          85,583          88,491          86,436
                                                       =======        ========        ========        ========

        Net income                                     $85,830        $206,560        $411,802        $526,258
                                                       =======        ========        ========        ========
        Earnings per ordinary share and ordinary
        share equivalent                               $  0.91        $   2.41        $   4.65        $   6.09
                                                       =======        ========        ========        ========